Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: 408.541.4191 Fax: 408.541.4192
Company Contacts: John Bishop
CEO, Cepheid
408-541-4191
bishop@cepheid.com

Thomas Gutshall
Chairman, Cepheid
408-541-4191
gutshall@cepheid.com

Media Contact: Yvonne Blaxter (for Cepheid)
Versaggi Biocommunications“
415-397-3087
yvonne@versaggibio.com

For Immediate Release

Cepheid Reports Second Quarter 2002 Financial Results

Sunnyvale, CA, July 15, 2002 … Cepheid (Nasdaq: CPHD) developer and marketer of real-time DNA detection systems, today announced financial results for the quarter and six months ended June 30, 2002.

Product sales for the quarter ended June 30, 2002 increased 82% to $2.7 million from $1.5 million in the same quarter of 2001. Total revenues were $3.2 million for the second quarter of 2002 compared to $2.0 million for the same quarter of 2001. For the six months ended June 30, 2002 product sales increased 30% to $5.0 million from $3.8 million for the same period in 2001. For the six months ended June 30, 2002 revenue increased to $5.6 million from $5.4 million for the same period in 2001. The increase in revenues for both the quarter and the six months was driven by increased product sales of $1.2 million for the second quarter.

The company increased its level of R&D spending to bring its fully integrated GeneXpert® system to the market and increased investment in sales and marketing which contributed to a net loss of $5.5 million, or $0.21 per share for the second quarter of 2002, compared to a net loss of $4.1 million, or $0.16 per share for the same quarter in 2001. For the six months ended June 30, 2002, the company reported a net loss of $10.5 million, or $0.40 per share, compared to a net loss of $7.3 million, or $0.28 per share, for the same period in 2001.

Commenting on the quarter, chief executive officer John Bishop stated: "The company had a particularly active second quarter and made significant progress towards our strategic objectives. We moved to a new headquarters facility which provides increased manufacturing capacity and broadened reagent production capabilities, and we received ISO 9001 certification of our facilities and operations. Our intellectual property portfolio was strengthened with the issuance of five patents.

On May 13, 2002, we announced that the Northrop Grumman-led team, in which we participate, was selected by the U.S. Postal Service (USPS) for a pilot program to evaluate the use of DNA-based technology for the detection of biothreat agents such as anthrax in mail-sorting facilities.

We also announced the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) extended its contract with Cepheid to develop biochemical reagents used in the detection of bio-threat agents and other pathogens, as well as develop various protocols, processes and assays for Cepheid’s fully automated GeneXpert® DNA detection system by an additional two years. The contract represents an additional $3.4 million in contract revenue over the funding period.

Strengthening of our sales, marketing and distribution capability has been established as one of our key strategic objectives. Significant progress was achieved during the quarter. In Europe we are transitioning from our under-performing relationship with Eurogentec and have established two new regional distributors: Bucher Biotec AG in Switzerland and Izasa SA in Spain, Portugal, Italy, Austria, France, the Netherlands and the United Kingdom. We are also pleased to announce today that Cepheid has entered into a multi-year agreement with MedProbe to exclusively market and distribute the Smart Cycler® system, accessories and disposable reaction tubes in the life sciences research markets in Norway, Sweden, Denmark, Finland and Iceland. In the Far East we expanded our distributor network with the addition of Diagnostic Technology Pty Ltd. in Australia and New Zealand.

In the United States we are building our capacity to sell on a direct basis. Consistent with this strategy, on June 1, 2002, we modified our distribution agreement with Fisher Scientific, terminating Fisher’s exclusive position for distributing Cepheid’s Smart Cycler® products in the US life sciences research market and reduced Fisher’s discount from list price as part of the new arrangement. The exclusive distribution relationship with Fisher in the life sciences research market has not provided the level of growth we view as consistent with the potential for the market. We expect to be able to achieve a greater penetration of the life sciences research market and realize improved margins from product sales by strengthening our independent sales and marketing capability and selling more on a direct basis. Our plan calls to increase the number Cepheid sales representatives to ten before the end of the year, with an additional five hires, three of whom will be starting this month."

As a subsequent event, Cepheid is also announcing a further strengthening of its management team with the addition of John R. Sluis to the position of Vice President of Finance and Chief Financial Officer. Mr. Sluis brings over 18 years of executive management experience in both large corporate and smaller public companies, most recently as CFO of Vysis, Inc., sold last year to Abbott Laboratories.

At June 30, 2002 Cepheid’s cash and cash equivalents, short-term investments, and restricted cash balance totaled $16.3 million. The company’s operations used $4.3 million in cash during the second quarter. Also during the second quarter, $1.8 million of capital expenditures associated with Cepheid’s new facilities were financed in part with $1.4 million of equipment loans.

Outlook
Commenting on Cepheid’s current outlook, Mr. Bishop stated: "We expect to complete a detailed plan for our European operations in the fourth quarter and to have our planned number of US sales representatives trained and in the field. In the area of product development we expect to bring our GeneXpert to production status and to launch a line of general reagents for use with our Smart Cycler system in the life sciences research market.

We will continue to support the Northrop Grumman-led team in which we participate in the USPS pilot program and potentially, a full production contract. Although we are not prepared to provide guidance for 2003 at this time, if we are successful in obtaining the USPS production contract, based on information currently available to us, we would expect total additional equipment and consumables product sales in 2003 to be in the range of $25 million to $40 million. These sales would be specific to the USPS contract and would not include other sales in 2003.

As we look at product sales for the year, we are adjusting our expectations to a range of $12 million to $15 million, which represents a projected 40% to 74% increase over product sales in 2001. Through careful cost control, we expect the net loss for 2002 to be in the range of $18.4 million to $19.4 million or $.69 to $.73 net loss per share, based on current shares outstanding."

Conference Call Information
Cepheid will host a conference call to discuss the results for the quarter and its future outlook at 9:00 a.m. EDT today. The call will be available via web cast live through the Street Events website at www.streetevents.com or through the Cepheid website (www.cepheid.com) investor page at
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CPHD&script=2100.
Interested investors and media can also call 1-800-946-0712, pass code 518816 to listen to the conference call. A replay of the call will be available starting at 7:30pm EDT by dialing 1-888-203-1112, pass code 518816 or by accessing the call on our website.

About Cepheid
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products world-wide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management's intentions, beliefs, expectations and strategies for the future, including those relating to revenue growth, future net losses, the financial impact of the current USPS pilot program in the event such program is successful, new product introductions, target markets and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: whether the Northrop-Grumman-Cepheid team competing for the USPS biothreat detection system production contract is awarded the contract, whether actual USPS funding, deployment and operating parameters meet expected levels, and whether the system-as-built performs to specifications; the potential need for FDA regulation in the clinical diagnostic markets that Cepheid may target in the future; the potential need to obtain licenses with respect to certain targets and tests in other markets Cepheid may pursue; Cepheid’s reliance on distributors to market, sell and support its products; Cepheid’s success in increasing its direct sales; the impact of competitive products and pricing; underlying market conditions; and development and manufacturing problems, including with respect to the GeneXpert® system and reagents. Readers should also refer to the section entitled "Risk Factors" in Cepheid’s Annual Report on Form 10-K for 2001 and "Factors that Might Affect Future Results" in its quarterly reports on Form 10-Q, all of which were filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

Cepheid CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
	June 30, 2002 (Unaudited)	December 31, 2001 (1)
Assets
Current Assets
Cash and cash equivalents	$15,613	$15,905
Short term investments	—	8,775
Restricted cash	661	661
Accounts receivable	1,845	2,020
Inventory	3,542	3,568
Prepaid expenses and other current assets	1,170	338
Total current assets	22,832	31,267
Property and equipment, net	5,073	3,175
Other assets	24	50
Total assets	$27,929	$34,492
Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,465	$587
Accrued compensation	1,186	778
Accrued other liabilities	2,210	1,399
Current portion of equipment financing	1,380	1,029
Current portion of deferred rent	198	32
Total current liabilities	6,439	3,825
Equipment financing, less current portion	1,671	1,167
Deferred rent, less current portion	55	22
Shareholders' Equity
Common stock	65,822	65,459
Additional paid-in capital	7,700	7,694
Notes receivable from shareholder	—
Deferred stock-based compensation	(420)	(833)
Accumulated other comprehensive loss	1	(7)
Accumulated deficit	(53,339)	(42,835)
Total shareholders' equity	19,764	29,478
Total liabilities & shareholders' equity	$27,929	$34,492
(1) The balance sheet at December 31, 2001 has been derived from the audited financial statements which are included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

Cepheid CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
Revenues:
Instrument sales	$2,324	$1,391	$4,500	$3,633
Reagents and disposables sales	373	88	499	207
License and royalty revenue	63	3	129	3
Grant and government sponsored research revenue	361	560	361	1,540
Research and development contract revenue	84	—	84	7
Total revenues	3,205	2,042	5,573	5,390
Operating costs and expenses:
Cost of product sales	2,135	1,303	3,744	3,243
Research and development	4,563	3,607	8,565	7,308
Selling, general and administrative	2,065	1,592	3,841	2,997
Total operating costs and expenses	8,763	6,502	16,150	13,548
Loss from operations	(5,558)	(4,460)	(10,577)	(8,158)
Interest income, net	23	352	72	865
Net loss	$(5,535)	$(4,108)	$(10,505)	$(7,293)
Net loss per share, basic and diluted	$(0.21)	$(0.16)	$(0.40)	$(0.28)
Shares used in computing net loss per share, basic and diluted	26,380	25,846	26,363	25,763